Kellner Management, LP
Kellner Private Fund Management, LP
Code of Ethics

Statement of General Policy
This Code of Ethics (“Code”) has been adopted by Kellner Management, LP and Kellner Private Fund Management, LP (collectively, the “Company”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) as well as Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

This Code establishes rules of conduct for Access Persons and others related to the Company and is designed, among other things, to govern personal securities trading activities in their accounts. The Code is based upon the principle that Access Persons owe a fiduciary duty to conduct their affairs, including personal securities transactions, in such a manner as to avoid (i) serving personal interests ahead of client interests, (ii) taking inappropriate advantage of their position with the Company and (iii) actual or potential conflicts of interest or abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by the Company are applied.  The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct.

Pursuant to Section 206 of the Advisers Act and Rule 17j-1 of the 1940 Act, both the Company and its Access Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct, especially as it relates to knowledge of the investments and investment intentions of the Company.  Compliance with these sections involves more than acting with honesty and good faith alone.  It means that the Company has an affirmative duty to act in the best interests of its clients. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company or its advisees.

In meeting its fiduciary responsibilities to its clients, the Company expects every Access Person to demonstrate high standards of ethical conduct for continued employment with the Company.  Strict efforts to comply with the provisions of the Code shall be considered a basic condition of employment with the Company.   Access Persons should understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with the Company.  All Access Persons will be provided with a Compliance Questionnaire and must upon initial employment and annually thereafter disclose activities which the Company will consider in determining if such Access Person has demonstrated the high standards of ethical conduct necessary to be hired and for continued employment.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for Access Persons of the Company in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer (“CCO”).  The CCO may grant exceptions to certain provisions contained in the Code in those situations when it seems clear that the interests of our clients ought not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Access Persons.

Standards of Business Conduct
The Company places the highest priority on maintaining its reputation for integrity and professionalism.  The confidence and trust placed in the Company by our clients is something we value and endeavor to protect.  The following standards of business conduct set forth policies and procedures designed to achieve these goals.  This Code of Ethics is intended to comply with the various provisions of the Advisers Act and the 1940 Act, and also requires that all Access Persons comply with the various applicable provisions of: the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 17j-1 of the 1940 Act generally seeks to address conflicts of interest situations involving persons having knowledge of the investments and investment intentions of the Company. Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions for all Company Access Persons as defined herein.  These procedures cover transactions in a Reportable Security in which an Access Person has a Beneficial Interest or Accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family and/or household members.

Section 206 of the Advisers Act makes it unlawful for the Company or its agents or Access Persons to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.  Rule 17j-1 of the 1940 Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of Securities Held or to be Acquired by investment advisers or their advisees if effected by Access Persons of such companies. This Code of Ethics contains provisions that prohibit these and other enumerated activities and are reasonably designed to detect and prevent violations of the Advisers Act, the 1940 Act, and rules thereunder.

These antifraud provisions include the SEC Compliance Programs of Investment Companies and Investment Advisers (“Compliance Programs Rule”) (SEC Rule 206 (4)-7), which requires advisers to adopt a formal compliance program designed to prevent, detect and correct any actual or potential violations by the adviser or its Access Persons, as well as other federal securities laws and rules adopted under the Advisers Act.

Definitions
For the purposes of this Code of Ethics, the following definitions shall apply:

“Access Person” means any director, officer, general partner, all employees (including interns, temporary and contract employees), or Advisory Person (as defined below) of the Company.

“Account” means accounts of any Access Person and includes accounts of the Access Person’s immediate family members (any relative by blood or marriage or significant other living at the same address as the Access Person), and any account in which he or she has a direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest or can exercise investment authority. In addition, “Account” shall be considered to include accounts over which the Access Person may have substantial influence but not control.
An “Advisory Person” of the Company is: (i) any employee (or other persons occupying a similar status or performing similar functions, including contract workers if their work is of an ongoing nature and includes access to Company investment decisions) of the Company, or any natural person in a Control (as defined below) relationship with the Company, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Reportable Security (as defined below) by the Company or an advisee, or whose functions relate to the making of any recommendation with respect to such purchases or sales; or (ii) any natural person in a Control relationship with the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Reportable Security by the Company or an advisee.

“Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A Beneficial Interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the Beneficial Owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Non-Reportable Securities” shall include:

•	Direct obligations of the Government of the United States
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements
•	Shares issued by money market funds
•	Shares issued by open-ended investment companies registered under the 1940 Act other than those advised by the Company
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds, none of which are advised by the Company

“Reportable Security” includes all Securities other than Non-Reportable Securities.

“Reportable Transaction” means any transaction undertaken in a Reportable Security by an Access Person, an Access Person’s immediate family member, or an Access Person’s significant other to the extent they share the same household, in an account in which the aforementioned has direct or indirect influence or control.

“Security” as defined in Section 2(a)(36) of the 1940 Act, means any investment that represents an ownership stake or debt stake in a company, partnership, governmental unit, business or other enterprise.  It includes stocks, bonds, notes, evidences of indebtedness, certificates of participation in any profit-sharing agreement, collateral trust certificates and certificates of deposit for securities.  It also includes many types of puts, calls, straddles, options and warrants on any security or group of securities; fractional undivided interests in oil, gas, or other mineral rights; and investment contracts, variable life insurance policies and variable annuities whose cash values or benefits are tied to the performance of an investment account.  It does not include currencies.  Unless expressly exempt, all securities transactions are covered under the provisions of Personal Securities Transactions (See definition of Non-Reportable Securities).

“Security Held or to be Acquired” by the Company means: (i) any Security which, within the most recent 15 days: (A) is or has been held by the Company’s advisees; or (B) is being or has been considered by the Company for imminent purchase by the Company’s advisees; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

Prohibition Against Insider Trading
The Company prohibits any employee from acting upon, misusing, or disclosing any material non-public information, known as inside information. No Access Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by the Company), while in the possession of material non-public information, nor may any personnel of the Company communicate material non-public information to others in violation of the law. Any instances or questions regarding possible inside information must be brought immediately to the attention of the CCO or senior management, and any violations of the firm’s policy may result in disciplinary action up to termination.

What is Material Information?
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, any questions about whether information is material should be directed to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre-publication information about The Wall Street Journal’s “Heard on the Street” column.

You also should be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the Company’s securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information
Before an Access Person executes a trade for themself or others, including investment funds or private accounts advised by the Company, the Access Person must determine whether they have access to material, nonpublic information.  If they think that they might have access to material, nonpublic information, they should take the following steps:

•	Report the information and proposed trade immediately to the CCO
•	Do not purchase or sell the securities on behalf of themself or others, including investment funds or private accounts advised by the Company
•	Do not communicate the information inside or outside the Company, other than to the CCO
•	After the CCO has reviewed the issue, the Company will determine whether the information is material and nonpublic and, if so, what action the Company will take
•	The Access Person should consult with the CCO before taking any action. This degree of caution should protect the Access Person, clients, and the Company

Contacts with Public Companies
Contact with public companies may represent an important part of the Company’s research efforts.  The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, an Access Person of the Company or other person subject to this Code of Ethics becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, the Company must make a judgment as to its further conduct.  To protect the Access Person, our clients and the Company, the Access Person should contact the CCO immediately if they believe that they may have received material, nonpublic information.

Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces significant gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Access Persons of the Company and others subject to this Code of Ethics should exercise caution any time they become aware of nonpublic information relating to a tender offer.

Restricted Lists
Although the Company does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted lists in certain securities.

The CCO may place certain securities on a “restricted list.”  Access Persons, their immediate family members, and/or members of their household are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on such a restricted list.  Securities issued by companies about which a number of Access Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.  The CCO shall take steps to immediately inform all Access Persons of the securities listed on the restricted list.

Additional Prohibitions
Confidentiality of Company Transactions
Until disclosed in a public report or to the Securities and Exchange Commission in the normal course of business, all information concerning the securities “being considered for purchase or sale” by the Company shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis.

Outside Business Activities
Access Persons may not engage in any outside business activities that are likely to give rise to conflicts of interest or jeopardize the integrity or reputation of the Company. Similarly, no such outside business activities may be inconsistent with the interests of the Company. Prior written approval is required before any Access Person; engages in any other business activity outside of the Company, is employed by or receives compensation from any other person, or serves as a director, partner or employee of another business organization.  Upon becoming an Access Person and annually thereafter, all Access Person must disclose any outside business activities.

Interested Transactions
No Access Person shall recommend any transaction in any Securities to the Company without having disclosed to the CCO his or her interest, if any, in such Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Securities of such issuer; any contemplated transaction by the Access Person in such Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Unlawful Actions
Access Persons, their immediate family members, and/or members of their household may not engage in any investment transaction under circumstances in which such Access Person would benefit either directly or indirectly, or which would interfere with, the purchase or sale of investments by the Company. In addition, Access Persons may not use information concerning the investments or investment intentions of the Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Company. In this regard, Access Persons should recognize that Rule 17j-1 of the 1940 Act makes it unlawful for any affiliated person of the Company, in connection with the purchase or sale, directly or indirectly, by such person of a Reportable Security Held or to be Acquired by the Company to:

•	Employ any device, scheme or artifice to defraud the Company or its clients
•
Make any untrue statement of a material fact to the Company or its clients or omit to state to the Company or its clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company or its clients
•	Engage in any manipulative practice with respect to the Company or its clients

Personal Securities Transactions & Records
The Company has adopted the following principles governing personal investment activities by the Company’s Access Persons.

•	The interests of client accounts will be placed first at all times
•
All personal securities transactions will be conducted in such manner as to seek to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility

•	Access Persons must not take inappropriate advantage of their positions

Pre-Clearance Required for all Reportable Securities
No Access Person, their immediate family members, and/or members of their household may directly or indirectly acquire or dispose of Beneficial Ownership of any Reportable Securities, participate in IPO’s, or effect transactions in private or limited offerings without the prior written approval of the CCO or his designee. Pre-clearance should be requested by submitting a Personal Trading/IPO/Limited Offering Request and Authorization Form to the CCO or his designee (See attached Exhibit A).  Upon receipt of Personal Trading/IPO/Limited Offering Request and Authorization Form, the CCO or his designee will review and approve requests which are deemed not to be detrimental to the investment activity of the Company nor in violation of any securities laws (i.e. insider trading).  The CCO or his designee will maintain a file of all requests and verify such requests against broker confirmations.

Advance trade clearance in no way waives or absolves any Access Person, their immediate family members, and/or members of their household of the obligation to abide by the provisions, principles, and objectives of these policies and procedures. Post-approval is not permitted. Pre-clearance authorization will expire at the end of the second (2nd) business day after it is granted.  The day authorization is granted is considered the first business day.

Reporting Requirements
Pursuant to the 1940 Act Rule 17j-1(d)(2)(v) and the Advisers Act Rule 204A-1(b)(3), every Access Person shall provide initial and annual holdings reports as well as the quarterly attestation to the CCO which should contain the information described below. It is the policy of the Company that each Access Person obtain written approval from the CCO (or his designee) prior to opening an account at a brokerage firm and must arrange for his/her brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO.

Initial and Annual Holdings Report
Every Access Person must, no later than 10 days after becoming an Access Person (and the information must be current as of no more than 45 days prior to the reporting date), and annually no later than 30 days after the end of each calendar year, submit to the CCO an Initial/Annual Holdings Report (See attached Exhibit B) which will include the following information:

•
The title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security and/or reportable fund in which the Access Person, their immediate family members, and/or members of their household had any direct or indirect Beneficial Ownership

•
The name of any broker, dealer or bank with whom the Access Person, their immediate family members, and/or members of their household maintained an account in which any Reportable Securities were held for the direct or indirect benefit of the Access Person

•	The date the report is submitted by the Access Person

Quarterly Transaction Reports
Within 30 days after the end of each calendar quarter, each Access Person shall submit to the CCO a Quarterly Attestation (See attached Exhibit C) which will include but not be limited to the following information:

•
A list of all accounts established during the quarter by the Access Person, their immediate family members, and/or members of their household which held or could hold Reportable Securities in which he or she had any Beneficial Ownership

•	Name of the broker, dealer or bank with whom the Access Person, their immediate family members, and/or members of their household established the account
•	The date the account was established
•	The date the report is submitted by the Access Person

If at any time the Company does not receive duplicate statements within 30 days after the end of the calendar quarter for any accounts in which the Access Person, their immediate family members, and/or members of their household had any direct or indirect Beneficial Ownership during the previous quarter, such report should be included with the Quarterly Attestation. Each statement must include at a minimum the title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security and/or reportable fund.  Quarterly Transaction Reports are not required for transactions effected pursuant to an automatic investment plan.

A person need not make a report hereunder with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.

Monitoring and Review of Personal Securities Transactions
The CCO or a designee will monitor and review all reports required herein for compliance with the Company’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures. Any transactions for any accounts of the CCO will be reviewed by another designated supervisory person. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to this Code of Ethics and will inform such Access Persons of their reporting obligations.

Violations of Personal Securities Transactions
In the event that, during the review process, the CCO or designee identifies a personal security transaction violation, such violation(s) will be reviewed with the CEO, documented, and classified as “minor” or “significant.”  In the event that the infraction is deemed to be significant or at such time that there is a collection of minor infractions that demonstrate a pattern of willful disregard for the personal securities restrictions, such Access Person will be subject to disciplinary action (which may include disposing of the security(ies) and donating any profits) up to and including termination.   To the extent a personal securities transaction is determined to be in violation of rules of use of non-public information, insider trading or inappropriate use of internal or external proprietary information, the CCO will consider escalating the situation to the appropriate legal or regulatory authority.

Political Contributions (Pay-to-Play)
At commencement of employment and annually thereafter, all Company personnel must disclose in writing all political contributions to elected officials or candidates for office made within the last 24 months by submitting the Initial/Annual Political Contribution Disclosure Form (See attached Exhibit D) to the CCO or his designee. The CCO or his designee will monitor and review such forms and compare to the Company’s political client entity list.

In addition all Company personnel must obtain pre-clearance by submitting the Political Contributions Pre-Clearance Form (See attached Exhibit E) to the CCO or his designee before contributing: gifts, subscriptions, loans, advances or deposits of money, payment of debt incurred in connection with an election, transition or inaugural expenses,  or anything of value made for the purpose of influencing an election for federal, state, or local office; donating time to the election campaign of an elected official or candidate for elected office; or hosting a fundraising meeting or conference for a candidate or official, or volunteering to bear expenses associated with such fundraising meeting or conference.  The CCO or his designee will review, approve and maintain a file of all requests.

Gifts and Gratuities
All gifts, regardless of the dollar amount, received by any Access Person from any person or organization that the Company does business with, or may do business with, must be documented.  Gifts include, but are not limited to, dinners, lunches, sporting event/show tickets, outings (and only to the extent that Access Persons are not accompanied to such events by the host), gift baskets, wine/liquor, etc. Documentation should include the name of the gift giver, the name of the recipient, the nature of the gift and the date received. All such documentation should be submitted to the CCO.  Gifts should be appropriate in light of the business relationship and should not be excessive in nature.  Affiliated personnel are reminded that they have a fiduciary duty to act in the best interest of the Company’s clients and the receipt of gifts should in no way alter this duty. The value of gifts received, should be no greater than $200, unless otherwise approved by the CCO.

All Access Persons are prohibited from giving anything of value, including gratuities, in excess of $100 per individual per year to any person, principal, proprietor, employee, agent or representative of another company when such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity.  The prohibition does not apply to personal gifts such as a wedding or congratulatory gift for the birth of a child, provided that these gifts are not “in relation to the business of the employer of the recipient”. In determining whether a gift is “in relation to the business of the employer of a recipient” the gift giver should consider a number of factors including the nature of any pre-existing personal or family relationship between the person giving the gift and the recipient, and whether the gift giver paid for the gift.  When the Company bears the cost of a gift, either directly or by reimbursing the giver, regulators will presume that such gift is in relation to the business of the employer of the recipient.

All gifts given by Access Persons in relation to the business of the employer of the recipient should be documented.  Documentation should include a description of the gift given, the value of the gift given, the recipient of the gift and the date that the gift was given.  All such documentation should be submitted to the CCO.

It shall be in violation of this Code of Ethics for any Access Person to accept or give gifts to any outside party which can be considered unreasonable and excessive by industry standards.  The purpose of this policy is to maintain unimpaired the ability of such person to be disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of the Company.

Certification
All Access Persons will be provided with a copy of the Code and must upon initial employment and annually thereafter certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all securities accounts and transactions as required by the Code.

All Access Persons shall receive promptly any material amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the material amendment; (ii) read and understood such amendment; (iii) and agreed to abide by the Code as amended.

Further Information
Access Persons should contact the CCO regarding any inquiries pertaining to the Code established herein.

Records
All records shall be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940 Act. The CCO shall maintain or cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the Company pursuant to Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1 which is or has been in effect during the past five years
•
A record of any violation of the Company’s Code of Ethics and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred

•
A record of all written acknowledgements of receipt of the Code of Ethics and amendments thereto for each person who is currently, or within the past five years was, an Access Person, which shall be retained for five years after the individual ceases to be an Access Person of the Company

•
A copy of each required report made by an Access Person, including a copy of each brokerage account statement made in lieu of holding and transaction reports pursuant to Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1(d)(1), for at least five years from the end of the fiscal year in which the report is made or the information is provided

•	A list of all persons who are, or within the preceding five years have been, Access Persons

•
A record of any decision and reason(s) supporting such decision to approve an Access Person’s acquisition of securities in IPOs and/or private or limited offerings and/or publicly traded securities within the past five years after the end of the fiscal year in which such approval is granted

•	A file or log of any qualifying gifts received or given by Access Persons of the Company within the past five years after the end of the fiscal year in which such approval is granted
•	A copy of each annual report to the board (described immediately below) must be maintained for at least five years from the end of the fiscal year in which the report is made

Reporting
Violations and Sanctions
All Access Persons shall report to the CCO and/or the CEO all apparent violations of this Code of Ethics in a timely manner. Any retaliation for the reporting of a violation under the Code will itself constitute a violation.

The CCO shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of employment with the Company.

Annual Report to the Mutual Fund Board
On at least an annual basis, the CCO of the Kellner Management, LP shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations, and submit the information to the Chief Compliance Officer of any registered investment company for whom the Company acts as investment adviser for review by the investment company's Board of Trustees.

On an annual basis, the Chief Compliance Officer of the Company shall certify to the Board of Trustees of any registered investment company for whom the Company acts as investment adviser that the Company has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.